Henderson Global Funds
737 North Michigan Avenue, Suite 1700
Chicago, Illinois 60611

December 28, 2012

State Street Bank and Trust Company
c/o Boston Financial Data Services, Inc.
2 Heritage Drive
North Quincy, Massachusetts 02171
Attention:  Legal Department, 8th Floor

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Service Agreement between Henderson Global Funds (the “Trust”) and State Street Bank and Trust Company (the “Transfer Agent”) dated September 1, 2001, as amended (the “Agreement”).

Pursuant to Section 12 of the Agreement, this letter is to provide notice that effective December 28, 2012, the Henderson Japan Focus Fund, Henderson Money Market Fund and Henderson International All Cap Equity Fund, each a series of the Trust, are hereby terminated.

The Schedule A to the Agreement is superseded and replaced with the Schedule A attached hereto and dated December 28, 2012.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds By: ___________________________ Name: Christopher K. Yarbrough Title: Secretary
Accepted:
State Street Bank and Trust Company By: ___________________________ Name: Michael F. Rogers Title: Executive Vice President

Schedule A
Dated December 28, 2012

Henderson European Focus Fund

Henderson Global Technology Fund

Henderson International Opportunities Fund

Henderson Strategic Income Fund (formerly Henderson Worldwide Income Fund)

Henderson Global Equity Income Fund

Henderson Global Leaders Funds (formerly Henderson Global Opportunities Fund)

Henderson Emerging Markets Opportunities Fund

Henderson All Asset Fund

Henderson Dividend & Income Builder Fund